UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 15, 2009

(Date of earliest event reported)

Corning Natural Gas Corporation (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	000-00643 (Commission File Number)	16-0397420 (I.R.S. Employer Identification No.)

330 West William Street, Corning, New York (Address of principal executive offices)	14830 (Zip Code)

(607) 936-3755 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its regular meeting on December 15, 2009, the Board of Directors of Corning Natural Gas Corporation (the "Corporation") approved an increase in the compensation for members of the Board of Directors who are not officers of the Corporation from 150 shares of the Corporation's restricted common stock for each quarter of service as a director to 250 shares of the Corporation's restricted common stock for each quarter of service as a director, effective as of January 1, 2010. The shares awarded will become unrestricted upon a Director leaving the Board. Directors who also serve as officers of Corning are not compensated for their service as directors.

Also at that meeting, the Board of Directors voted to maintain Michael I. German's salary as, President and Chief Executive Officer of the Corporation, at $165,000/year and to award him options to purchase 15,000 shares of the Corporation's common stock. The options have a five year term and are exercisable at the closing price of the Corporation's common stock on the grant date ($18.25 per share), December　15, 2009. The options vest one-half on the first anniversary of the grant date and one-half on the second anniversary of the grant date.

The Board of Directors also elected Russell S. Miller as Vice President - Gas Supply and Marketing on December 15, 2009. Mr. Miller was previously Director of Gas Supply and Marketing for the Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Corporation By: /s/ Michael German Name: Michael I. German Title: President and Chief Executive Officer
Dated: December 18, 2009